Exhibit 23.2

                          Independent Auditors' Consent



The Board of Directors and Stockholders
American Physicians Service Group, Inc.


We consent to incorporation by reference in the registration statement (No. 333-66308, No. 333-07427 and No. 333-62233) on Form S-8 of American Physicians Service Group, Inc. of our report dated April 15, 2002, with respect to the consolidated balance sheet of American Physicians Service Group, Inc. and subsidiaries as of December 31, 2001 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 2001, which report appears in the December 31, 2002, annual report on Form 10-K of American Physicians Service Group, Inc.


                                                        /s/ KPMG LLP
Austin, Texas
March 28, 2003